Exhibit 15.4

The Directors China Metro-Rural Holdings Limited Suite 2204, 22/F Sun Life Tower The Gateway 15 Canton Road Tsimshatsui Kowloon	APAC Asset Valuation and Consulting Limited Unit 08, 14/F, Loon Kee Building 267-275 Des Voeux Road Central Hong Kong T : (852) 2357 0059 F : (852) 2951 0799

11 July 2014

Dear Sirs,

CONSENT OF INDEPENDENT VALUER

We hereby consent to the use of the information contained in our reports, dated as of 18 June 2014, relating to valuations of the convertible bonds of China Metro-Rural Holdings Limited in your annual report.

Yours faithfully,

APAC Asset Valuation and Consulting Limited